EXHIBIT L.1


                             Chapman and Cutler LLP
                             111 West Monroe Street
                             Chicago, Illinois 60603


                                 August 30, 2006



First Trust Tax-Advantaged Preferred Income Fund
1001 Warrenville Road
Lisle, Illinois 60532


        Re:            First Trust Tax-Advantaged Preferred Income Fund
                       -------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel for First Trust Tax-Advantaged Preferred Income Fund (the "Fund") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of certain of its preferred shares beneficial interest (the "Shares") covered by Registration Statement No. 333-135791 on Form N-2, as it is proposed to be amended by Pre-Effective Amendment No. 1 (as proposed to be amended, the "Registration Statement").

        In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the declaration of trust and by-laws of the Fund, the Statement Establishing and Fixing the Rights and Preferences of Series M Auction Preferred Shares, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

        We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

        Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

        In rendering the foregoing opinion, we have relied upon the opinion of Bingham McCutchen LLP expressed in their letter to us dated August 30, 2006.



First Trust Tax-Advantaged Preferred Income Fund
August 30, 2006
Page 2


        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                Very truly yours,



                               /s/Chapman and Cutler LLP